BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

NOTICE TO SHAREHOLDERS

BRF S.A. (“BRF” or “Company”) (BOVESPA: BRFS3; NYSE: BRFS) hereby informs its shareholders that the Board of Directors, in the Extraordinary Meeting held on the date hereof, approved the remuneration to the shareholders in the form of interest on capital ("Interest on Capital") in the gross amount of R$ 0.642347435 per current outstanding share, which will be subject to the collection of the Brazilian withholding tax rate at the source, as appropriate, except for those shareholders who are exempt and whose condition should be proved until July 12, 2016, or shareholders domiciled in countries or jurisdictions where the law establishes a different treatment.

In accordance with article 9, paragraph 7th of law 9,249/1995 and the item III of CVM deliberation No. 683/12, the Interest on Capital net of withholding income tax shall be attributed to the mandatory dividends for the fiscal year that ended December 31, 2016.

Shareholders registered in the Company´s records until July 12, 2016 will be eligible to receive Interest on Capital. The shares will be traded "ex-rights" as of July 13, 2016 (including).

The above-mentioned amount per current outstanding shares may be adjusted until July 12, 2016, due to amendments arising from the Company’s Share Buyback Program in course, which will be disclosed by means of Notice to Shareholders.

1. INSTRUCTIONS FOR CREDIT

1.1.        The payment of Interest on Capital shall be done on August 15, 2016, based on the shareholding position of July 12, 2016, through the depository institution - Itaú Unibanco Holding SA ("Itaú Unibanco") by automatic credit to account holders and through DOCs / TEDs for shareholders who have already reported to Itaú Unibanco the number of their CPF or CNPJ and their respective bank account. Shareholders who have not provided this information should go to an Itaú Unibanco agency to update their registration data and receipt of the respective amounts to which they are entitled;

1.2.        Please be advised that the shareholders whose shares are in custody at BM&FBOVESPA S.A. - Securities, Commodities and Futures Exchange, will receive the proceeds through their custodians, and holders of ADRs (American Depositary Receipts) shall receive their proceeds through the Bank of New York Mellon, the depositary institution hired;

1.3.        Address for further information and/or to send appropriate documentation:

BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Investor Relations Department

Rua Hungria, 1400 - 6th floor - 01455-000 Jd. Europa - São Paulo-SP

Phone: +55 (11) 2322-5398/5050 - Fax: +55 (11) 2322-5747

E-mail: acoes@brf-br.com

São Paulo, June 30, 2016.

José Alexandre Carneiro Borges

Chief Financial and Investor Relations Officer